EXHIBIT 99.2

Occidental Petroleum Corporation

JAMES M. LIENERT

Executive Vice President and Chief Financial Officer

– Conference Call –

First Quarter 2012 Earnings Announcement

April 26, 2012

Los Angeles, California

Thank you Chris.

Net income was $1.6 billion or $1.92 per diluted share in the first quarter of 2012, compared to $1.5 billion or $1.90 per diluted share in the first quarter of 2011.

Several factors lowered earnings during the first quarter by about $0.05 per diluted share.  These factors included higher insurgent activity in Colombia resulting in pipeline interruptions, a maintenance-related shutdown in Qatar, field shut-in due to labor disputes which have shut down the pipeline in Yemen and inclement weather at our Elk Hills operations, partially offset by additional oil entitlements in Libya, related to the initial start-up phase of operations after the 2011 civil unrest.

Here’s the segment breakdown for the first quarter.

In the oil and gas segment, the first quarter 2012 daily production of 755,000 barrels was the highest in the Company’s history and was up over three percent from the same period of 2011.  We are the largest liquids producer in the United States lower 48 and grew our oil production from the first quarter of 2011 by 10 percent to 244,000 barrels a day.

•     Our total domestic production was 455,000 barrels per day, the sixth consecutive domestic volume record for the company, in line with our guidance of 455,000 to 457,000 barrels per day.  Inclement weather, which resulted in numerous power outages in California, reduced Elk Hills gas production by about 11 mmcf per day.  Our total domestic production was about 13 percent higher than the first quarter of 2011.

•     Latin America volumes were 26,000 barrels per day.  Colombia’s production of 24,000 barrels a day was about 7,000 barrels per day lower than its typical production capacity due to higher insurgent activity that resulted in pipeline interruptions.

•     In the Middle East region:

o     Libya production was 20,000 barrels per day, which included additional entitlements related to the post-2011 civil-unrest period.

o     In Iraq, we produced 5,000 barrels per day, a decrease of 4,000 barrels from the fourth quarter volumes.  The lower volume is directly related to reduced spending levels.

o     Yemen daily production was 17,000 barrels, a decrease of 6,000 barrels from the fourth quarter.  The decrease reflected the expiration of the Masila Field contract in mid-December, partially offset by the timing of cost recovery volumes which are typically higher in the first half of the year.

o     In Oman, the first quarter production was 74,000 barrels per day, a decrease of 2,000 barrels from the fourth quarter

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volumes.  The decrease was attributable to operational issues.

o              In Qatar, the first quarter production was 72,000 barrels per day, a decrease of 4,000 barrels per day over the fourth quarter volumes, resulting from a maintenance shutdown in March.

o              For Dolphin and Bahrain combined, daily production increased 3,000 barrels from the fourth quarter volumes.

•               As a result of higher year-over-year average oil prices and other factors affecting production sharing and similar contracts, first quarter 2012 production was lower by 10,000 barrels per day from the first quarter of 2011.  These factors did not materially affect production compared to the fourth quarter of 2011.

•               Our first quarter sales volumes were 745,000 barrels per day.  The 10,000 barrel per day difference, compared to the production volumes, is larger than the typical difference between production and sales, and was due entirely to the timing of liftings, almost all of which was related to Libya and Iraq.

•               First quarter 2012 realized prices were mixed for our products compared to the fourth quarter of the prior year.  Our worldwide crude oil realized price was $107.98 per barrel, an increase of 8 percent, worldwide NGLs were $52.51 per barrel, a decrease of about 5 percent, and domestic natural gas prices were $2.84 per MCF, a decline of 21 percent.

•               Realized oil prices for the quarter represented 105 percent of the average WTI and 91 percent of the average Brent price.  Realized NGL prices were 51 percent of WTI and realized domestic gas

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prices were 100 percent of the average NYMEX price.  The NGL realization is low by historical standards and indicates a troubling trend.  Over the last five years, domestic NGL realizations have dropped from about 73 percent to 52 percent of WTI.  Absolute realized price of NGLs is not significantly different than five years ago.

•               Price changes at current global prices affect our quarterly earnings before income taxes by $36 million for a $1.00 per barrel change in oil prices and $8 million for a $1.00 per barrel change in NGL prices.  A swing of 50 cents per million BTUs in domestic gas prices affects quarterly pre-tax earnings by about $35 million.

•               Oil and gas cash production costs were $14.00 a barrel for the first three months of 2012, compared with last year’s twelve-month costs of $12.84 a barrel and fourth quarter of 2011 costs of $14.22 a barrel.  The cost increase reflects higher well maintenance activity.

•               Taxes other than on income, which are directly related to product prices, were $2.49 per barrel for the first quarter of 2012, compared to $2.21 per barrel for all of 2011.

•               First quarter exploration expense was $98 million, in line with our guidance.

Chemical segment earnings for the first quarter of 2012 were $184 million, compared to $144 million in the fourth quarter of 2011 and $219 million for the first quarter of 2011.  The sequential quarterly improvement was primarily due to stronger domestic demand for polyvinyl chloride brought about in part by the unseasonably mild weather, resulting in an earlier start to the construction season and rebuilding of downstream

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inventories.  The year-over-year decrease was primarily a result of lower export volumes and higher raw material costs, in large part caused by a rapid increase in ethylene prices.  Calcium chloride sales volumes for de-icing applications were significantly lower due to the mild winter weather.

Midstream segment earnings were $131 million for the first quarter of 2012, compared to $70 million in the fourth quarter of 2011.  The improvement in earnings was in the marketing and trading businesses.

The worldwide effective tax rate was 42 percent for the first quarter of 2012.  The increase over our guidance was due to higher Libya liftings.   Our first quarter U.S. and foreign tax rates are included in the “Investor Relations Supplemental Schedule.”

Cash flow from operations for the first three months of 2012 was $2.8 billion, representing a $600 million increase from the first quarter of 2011.  We used $2.4 billion of the company’s total cash flow to fund capital expenditures and about $375 million to pay dividends.  We also used about $300 million of cash for working capital during the quarter.  There were no significant acquisitions during the period.  These and other net cash flows resulted in a $3.8 billion cash balance at March 31.

Capital expenditures for the first quarter of 2012 were $2.4 billion, slightly lower than the run rate incurred in the fourth quarter of 2011.  Year-to-date capital expenditures by segment were 84 percent in oil and gas, 14 percent in midstream and the remainder in chemicals.

The weighted-average basic shares outstanding for the three months of 2012 were 810.5 million and the weighted-average diluted shares outstanding were 811.3 million.

Our debt-to-capitalization ratio was 13 percent.

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Copies of the press release announcing our first quarter earnings and the Investor Relations Supplemental Schedules are available on our website at www.oxy.com or through the SEC’s EDGAR system.

I will now turn the call over to Steve Chazen to provide guidance for the second quarter of the year.

Throughout this presentation, barrels may refer to barrels of oil, barrels of liquids or barrels of oil equivalents, which includes natural gas, as the content requires.

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Occidental Petroleum Corporation

STEPHEN CHAZEN

President and Chief Executive Officer

– Conference Call –

First Quarter 2012 Earnings Guidance

April 26, 2012

Los Angeles, California

Thank you Jim.

Occidental’s first quarter 2012 production set an all time record for the Company and, for the sixth consecutive quarter, the domestic oil and gas segment produced record volumes.  The first quarter domestic production of 455,000 barrel equivalents per day, consisting of 316,000 barrels of liquids and 834 mmcf of gas, was an increase of 6,000 barrel equivalents per day compared to the fourth quarter of 2011.  All of the domestic production growth over fourth quarter 2011 was in liquids, which grew from 310,000 barrels a day to 316,000.  Gas production was flat.  Compared to the first quarter of 2011, our domestic liquids production grew by 35,000 barrels per day and gas production by 100 mmcf.  As you may recall, Occidental is the largest producer of liquids in the lower 48 states.

Focusing on total return to our shareholders, in February, we increased our annual dividends by $0.32, or by 17 percent, to $2.16 per share.  Our annualized return on equity for the first three months of 2012 was 16 percent and return on capital employed was 14 percent.  During the quarter, the Company generated cash flow from operations of $2.8 billion, a 25 percent increase from the same quarter last year.

Capital Program

In the first quarter, our capital spending was $2.4 billion.  The current capital run rate may come down over the course of the year as certain projects, such as the Elk Hills gas plant, are completed.  In addition, as I indicated in the last quarter’s conference call, we will review our capital program around mid-year and adjust as conditions dictate.

The following is a geographic overview of the program:

•               Domestic operations

o              In California:

    The rig count at the end of the first quarter was about the same as the 31 we were running at year-end 2011.  We expect the rig count to remain at current levels through the middle of the year;

    Relative to last year, we are seeing improvement with respect to permitting issues in the state.  We have received approved field rules and new permits for both injection wells and drilling locations.  The regulatory agency is responsive and committed to working through the backlog of permits.  We expect to maintain our capital program at current levels for about the first half of the year, which will enable us to continue to grow our production volumes.  We will reassess our capital program as the year progresses and the current regulatory environment clearly stabilizes;

    Starting in early 2011, we shifted our development program focusing on conventional and non-conventional opportunities outside the traditional Elk Hills area.  As you can see in the Investor Relations supplemental schedule, our traditional Elk Hills production on a BOE basis has declined 14 percent since we began this program, while the remainder of our California production, representing our conventional, steam and shale programs, has increased 30 percent during the same period.  Essentially all of the increase came from liquids.  Excluding the traditional Elk Hills, liquids production was up about 35 percent, or about 17,000 barrels a day.  As we previously discussed, we are shifting our program to emphasize oil and liquid-rich production.  We have started to see the effect of this shift in the first quarter of 2012 production.  We expect most of the California production growth in the near future to come from liquids.

    While in the current environment we don’t expect to drill many gas wells, the new Elk Hills gas plant will positively affect our operational efficiency and production in the back half of the year.

o              In the Permian operations:

    The rig count at the end of the first quarter was 26, three higher than we were running at year-end 2011.  We expect our rig count to remain at about this level during the year;

    As the attached Investor Relations supplemental schedule shows, we have significant acreage positions in a number of plays in the Permian basin that will give us ample future growth opportunities.  Our total acreage position in these plays, as broadly defined, is approximately 2.9 million gross, or about 1.0 million acres net.  Based on what we currently believe are the likely limits of these plays, our gross and net working interest acreages are 1.0 million and 300,000 acres, respectively.  We are currently operating 24 rigs in these areas.  Additionally, 74 wells in which we have a working interest were drilled by third party operators during the first quarter of 2012.  We currently expect about 300 additional wells to be drilled by those operators the rest of the year.  We expect that our program and the third-party drilling will accelerate our Permian production in the latter part of this year.

o              In the Midcontinent and other operations:

             In Williston, our rig count was 13 at March 31, down from 14 at year-end 2011.  We expect that our rig count will be about 6 by the end of 2012.

As I mentioned in last quarter’s conference call, we have shifted some capital from this area to California and the Permian;

    Natural gas prices in the U.S. continue at depressed levels.  As a result, we have cut back our pure gas drilling.  If the current low NGL prices continue, cutbacks in liquid-rich wells may be necessary.

•               International operations:

o     The Al Hosn Shah gas project is approximately 38 percent complete and is progressing as planned. This project made up about 10 percent of our total capital program for the first quarter.  If spending continues at current levels, we will see higher than anticipated spending in the remainder of 2012.  However, total development capital for the project is expected to be in line with previous estimates.

o     In Iraq, the spending declined compared to the fourth quarter levels as a result of contract approval delays.  However, recently a number of major contracts were approved covering drilling and completion services, workovers and logistics support.

Production

As we look ahead to the second quarter, we expect oil and gas production to be as follows:

•     We expect our domestic production to grow by 3,000 to 4,000 barrels per day each month from the current quarterly average of 455,000 barrels per day, which would correspond to a 6,000 to 8,000 barrels per day increase for the quarter.

•               Internationally:

o              Colombia first quarter production was reduced by 7,000 barrels per day resulting from increased insurgent attacks on the pipeline.  Production should go back up to normal levels assuming no significant insurgent activity.  Production has been at about normal levels so far in the current quarter.

o     The Middle East region production is expected to be as follows:

    Production has resumed in our operations in Libya and averaged 20,000 barrels per day in the first quarter, including entitlements from the post-2011 civil-unrest period.  We expect the second quarter daily volumes to be about 11,000 barrels per day.  We expect production to increase gradually during the course of the year reaching the historical levels of about 14,000 barrels a day by year-end.

    In Iraq, as I discussed previously, production levels depend on capital spending amounts.  We are unable to predict the timing of the capital spend.

    For Dolphin, a planned plant shutdown reduced production in January and February.  Production increased significantly in March.  We expect second quarter production to increase modestly over first quarter volumes.

    In the remainder of the Middle East, we expect production to be comparable to the first quarter volumes.

•               We expect sales and production volumes in the second quarter of 2012 to be about equal, subject to the scheduling of liftings.

•               A $5.00 change in global oil prices would impact our production sharing contracts daily volumes by about 3,000 BOE per day.

Additionally -

•               We expect exploration expense to be about $125 million for seismic and drilling for our exploration programs in the second quarter.

•               The chemical segment second quarter earnings are estimated to be about $175 million.  We expect lower natural gas prices and improvements in the exports of vinyl chloride monomer (VCM) and polyvinyl chloride (PVC) to be offset by several planned maintenance turnarounds and an anticipated slowdown in domestic PVC demand following the unusually strong start in the first quarter.

•               We expect our combined worldwide tax rate in the second quarter of 2012 to decrease to about 41 percent.  The decrease from the first quarter reflects lower Libya liftings.

So to summarize:

•     We closed the quarter with an all time record total Company production and the sixth consecutive record domestic oil and gas production.  As the largest liquids producer in the lower 48 states, we increased our liquids production by 6,000 barrels a day from the fourth quarter of 2011 and by 35,000 barrels a day from the first quarter of 2011;

•     We increased our annual dividend rate by 17 percent to $2.16 per share;

•     Our capital spending was $2.4 billion in the first quarter, with the Al Hosn Shah gas project increasing to about 10 percent of the total spending;

•     The business generated cash flow from operations of $2.8 billion in the quarter.

Now we’re ready to take your questions.

Throughout this presentation, barrels may refer to barrels of oil, barrels of liquids or barrels of oil equivalents, which includes natural gas, as the content requires.